Exhibit 99.6

FIVE STAR QUALITY CARE, INC.

CHARTER OF THE QUALITY OF CARE COMMITTEE

Adopted March 10, 2004

PURPOSE

The primary function of the Quality of Care Committee (the “Committee”) is to discharge the responsibilities of the Board of Directors (the “Board”) or assist the Board in discharging its responsibilities to review the clinical operations of the Company.

COMPOSITION

The Committee shall be comprised of two or more directors as determined by the Board. It is the Board’s current expectation that at least one of the members of the Committee will be a managing director of the Company. The Committee may also include non-directors, as determined by the Board, but any member who is not a director may not vote with respect to the exercise of, or otherwise exercise, any powers of the Board which may from time to time be delegated to the Committee by the Board.

The members of the Committee shall be appointed by the Board and vacancies on the Committee shall be filled as provided in the Bylaws. The Chair of the Committee shall be a Board member. Unless a Chair is appointed by the full Board, the members of the Committee may designate a Chair by majority vote of the members of the Committee who are directors.

RESPONSIBILITIES AND DUTIES

The following activities are expected to be undertaken by the Committee. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate in certain circumstances:

1.	The Committee shall review clinical operations policies and procedures, as requested or as required by law, and make recommendations for any needed changes to such procedures.

2.	The Committee shall review and evaluate the plans for clinical operations of the Company, including key quality indicators and targeted quality initiatives.

3.	The Committee shall make regular reports to the Board.

4.	The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

5.	The Committee shall perform such other duties as the Board may assign to it from time to time.

GENERAL PROVISIONS

It is expected that the Committee will meet at least once a year or more frequently as the circumstances require. Meetings of the Committee shall be called and held, and the Committee may act by written consent in lieu of a meeting, as provided in the Company’s Bylaws.

The Committee is by this Charter delegated the powers of the Board necessary to carry out its purposes, responsibilities and duties provided in this Charter or reasonably related to those purposes, responsibilities and duties.

The Committee may form and delegate authority to subcommittees of one or more members when appropriate. The actions of any subcommittees to which authority is delegated under this paragraph shall be presented to the full Committee at its next regularly scheduled meeting.